EXHIBIT 4.1

RAINING DATA CORPORATION F/K/A OMNIS TECHNOLOGY CORPORATION

AMENDMENT TO SECURED PROMISSORY NOTE

     This AMENDMENT TO SECURED PROMISSORY NOTE is entered into as of this 10th day of June 2002, by and between Raining Data Corporation, f/k/a Omnis Technology Corporation, a Delaware corporation (the “Company”) and Astoria Capital Partners, L.P. (the “Holder”).

RECITALS

     WHEREAS, in connection with that certain Note and Warrant Purchase Agreement, dated November 30, 2000 (the “Note Purchase Agreement”), the Company issued to the Holder a Secured Promissory Note, dated November 29, 2000 (the “Note”), bearing interest at a rate of eight percent (8%) per annum on the Principal compounded annually from the date of issuance;

     WHEREAS, pursuant to the terms of the Note, the principal and accrued interest on the Note shall be due and payable upon the earlier to occur of (i) the second anniversary of the date of issuance of the Note or (ii) the closing of any public or private offering of shares of Common Stock or preferred stock by the Company as an issuer (the “Maturity Date”);

     WHEREAS, the Company and Holder desire to amend the Maturity Date of the Note to provide that the Principal and accrued interest on the Note shall be due on May 30, 2003; and

     WHEREAS, the Company and the Holder further desire to amend the interest rate on the Note to ten percent (10%) per annum, effective June 30, 2002.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Note.

     2. Amendments. The Note is hereby amended as follows:

          (a) Section 1 of the Note (“Principal and Interest”) is hereby amended and restated in its entirety to read as follows:

     “Raining Data Corporation F/K/A Omnis Technology Corporation, a Delaware corporation (the “Company”), for value received, hereby promises to pay to the order of Astoria Capital Partners, L.P. (the “Holder”) the amount of eighteen million five hundred twenty-five thousand four hundred sixteen dollars and sixty-seven cents ($18,525,416.67) (“Principal”) plus accrued interest in lawful money of the United States or as otherwise hereinafter set forth. This Secured Promissory Note (the

“Note”) is being issued pursuant to that certain Note and Warrant Purchase Agreement between the parties of even date herewith (“Agreement”).

     This Note shall bear interest at the rate of Eight Percent (8%) per annum until June 30, 2002, and thereafter shall bear interest at a rate of Ten Percent (10%) per annum, on the Principal compounded annually from the date of issuance of this Note until paid in full. Payment of Principal and interest under this Note shall be due (the “Maturity Date”) on the earlier of (i) May 30, 2003 or (ii) the closing of any public or private offering of shares of Common Stock or preferred stock by the Company as issuer (“Offering”), as herein further provided; unless there is an Event of Default (as defined in Section 2 hereof) in which case such payment shall be accelerated.

     Upon payment in full of the Principal hereof and accrued interest hereunder, this Note shall be cancelled and shall be surrendered to the Company.

     The Principal and interest on this Note shall be payable to the Holder hereof at such address as the Holder shall from time to time designate by written notice to the Company pursuant to the Agreement.”

     3. No Changes. All other terms, conditions and representations in the Note shall remain unaltered by this Amendment.

     4. Governing Law. This Amendment and all actions arising out of or in connection with this Amendment or the Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

     5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

[Remainder of Page Intentionally Left Blank]

COMPANY:

RAINING DATA CORPORATION,
a Delaware corporation

By:	/s/ Carlton H. Baab

Carlton H. Baab Chief Executive Officer

HOLDER:

ASTORIA CAPITAL PARTNERS, L.P.

By:	/s/ Richard W. Koe

Name:	Richard W. Koe

Title:	General Partner

[Signature Page to Amendment to Secured Promissory Note]